Oppenheimer Global Value Fund
NSAR Exhibit – Item 77I

Oppenheimer Global Value Fund (the "Registrant") began offering Class I shares on August 28, 2012.  Post−Effective Amendment No. 7 (8/27/12) to the Registrant's Registration Statement, Accession Number 0000728889-12-001423, which includes the terms of Class I shares, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.